Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Second Quarter 2014 Earnings Results

•	Revenue was a record $80.7 million for the second quarter, including $19.2 million from the Enterprise Energy business unit recently acquired from Inmarsat. Organic revenue increased by $10.1 million, or 19.7%, over the same quarter last year

•	Record quarterly Adjusted EBITDA of $18.8 million, an increase of 35.3% over the same quarter last year

•	Excluding acquisition costs, quarterly net income attributable to common stockholders was $6.3 million, or $0.35 per diluted share, an increase of $0.07 per diluted share, or 23.4%, over the same quarter last year

HOUSTON – August 4, 2014 – RigNet, Inc. (NASDAQ: RNET), a leading global technology solutions provider to the oil and gas industry, today reported quarterly results for the quarter ended June 30, 2014.

Revenue was a record $80.7 million for the second quarter, including $19.2 million from the Enterprise Energy business unit recently acquired from Inmarsat. Organic revenue increased by $10.1 million, or 19.7%, for the three months ended June 30, 2014, as compared to the same period of 2013, primarily due to increased revenue-per-site and increased sites served. Revenue increased by $5.6 million, or 7.5%, for the three months ended June 30, 2014, as compared to the previous quarter due to results from our recent acquisition, Inmarsat’s Enterprise Energy business unit, and increased revenue-per-site offset by lower revenue from our telecommunications systems integration (TSI) business segment.

Record Adjusted EBITDA of $18.8 million in the second quarter, or 23.3% of revenue, represents an increase of $4.9 million, or 35.3% over the same quarter last year and an increase of $2.6 million, or 16.0% over the previous quarter. The increase resulted from organic growth in our core managed services business and, to a lesser extent, contributions from our recent acquisition partially offset by increased compensation associated with headcount additions.

Net income attributable to common stockholders was $5.7 million, or $0.31 per diluted share, for the second quarter. This amount included $0.6 million of acquisition costs associated with the purchase of Inmarsat’s Enterprise Energy business unit. Excluding acquisition costs, net income attributable to common stockholders was $6.3 million, or $0.35 per diluted share, an increase of $0.07 per diluted share, or 23.4%, over the same quarter last year, and an increase of $0.10 per diluted share, or 40.0%, over the previous quarter.

Capital expenditures were $11.6 million in the second quarter compared to $8.5 million in the same quarter last year and $9.7 million in the previous quarter.

Mark B. Slaughter, chief executive officer and president, commented, “I was very pleased with our solid second quarter results, which included record revenue and EBITDA, reflecting continued strong growth in our core managed communications business. The integration of Inmarsat’s Enterprise Energy business unit into the RigNet family remains on track and is resulting in uniquely differentiated offerings to our energy customers around the world who require highly reliable and robust communications solutions to drill and produce safely, efficiently and effectively. Looking forward, we are maintaining a positive view of the market environment as we advance our strategy of becoming a technology solutions provider across the life of the field.”

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, August 5, 2014, to discuss RigNet’s 2014 second quarter results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA. Gross Profit (excluding depreciation and amortization) and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2013, for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO or merger/acquisition costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed remote communications, telecoms systems integration and collaborative applications dedicated to the oil and gas industry, focusing on offshore and onshore drilling rigs, energy production facilities and energy maritime vessels. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to over 1,200 remote sites in over 45 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Marty Jimmerson	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$80,656	$75,043	$51,329	$155,699	$104,147
Expenses:
Cost of revenue (excluding depreciation and amortization)	45,656	46,521	25,927	92,177	55,049
Depreciation and amortization	7,280	6,797	5,249	14,077	10,218
Selling and marketing	1,764	1,529	1,029	3,293	1,816
General and administrative	16,154	14,843	11,530	30,997	23,290

Total expenses	70,854	69,690	43,735	140,544	90,373

Operating income	9,802	5,353	7,594	15,155	13,774
Other income (expense), net	(616)	170	(127)	(446)	(20)

Income before income taxes	9,186	5,523	7,467	14,709	13,754
Income tax expense	(3,438)	(3,215)	(2,552)	(6,653)	(5,064)

Net income	$5,748	$2,308	$4,915	$8,056	$8,690

Income Per Share—Basic and Diluted
Net income attributable to RigNet, Inc. common stockholders	$5,667	$2,195	$4,861	$7,862	$8,596
Net income per share attributable to RigNet, Inc. common stockholders, basic	$0.32	$0.13	$0.30	$0.45	$0.54
Net income per share attributable to RigNet, Inc. common stockholders, diluted	$0.31	$0.12	$0.28	$0.44	$0.50
Weighted average shares outstanding, basic	17,490	17,267	15,963	17,379	15,861
Weighted average shares outstanding, diluted	18,108	17,993	17,480	18,029	17,362
Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$35,000	$28,522	$25,402	$63,522	$49,098
Gross Profit (excluding depreciation and amortization) margin	43.4%	38.0%	49.5%	40.8%	47.1%
Adjusted EBITDA	$18,806	$16,208	$13,902	$35,014	$26,523
Adjusted EBITDA margin	23.3%	21.6%	27.1%	22.5%	25.5%

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(in thousands)
Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	$28,073	$22,054	$20,414	$50,127	$39,382
Depreciation and amortization related to cost of revenue	6,927	6,468	4,988	13,395	9,716

Gross Profit (excluding depreciation and amortization)	$35,000	$28,522	$25,402	$63,522	$49,098

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$5,748	$2,308	$4,915	$8,056	$8,690
Interest expense	565	481	440	1,046	947
Depreciation and amortization	7,280	6,797	5,249	14,077	10,218
(Gain) loss on sales of property, plant and equipment, net of retirements	(10)	(73)	33	(83)	74
Stock-based compensation	1,195	1,148	713	2,343	1,530
Acquisition costs	590	2,332	—	2,922	—
Income tax expense	3,438	3,215	2,552	6,653	5,064

Adjusted EBITDA (non-GAAP measure)	$18,806	$16,208	$13,902	$35,014	$26,523

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	June 30, 2014	December 31, 2013
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$61,007	$59,822
Restricted cash—current portion	475	509
Restricted cash—long-term	950	1,321
Total assets	298,149	238,803
Current maturities of long-term debt	8,395	8,388
Long-term debt	76,929	51,175

	Six Months Ended June 30,
	2014	2013
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$59,822	$59,744
Net cash provided by operating activities	10,040	9,473
Net cash used in investing activities	(37,875)	(14,539)
Net cash provided by (used in) financing activities	27,572	(3,747)
Changes in foreign currency translation	1,448	(2,330)

Cash and cash equivalents, June 30,	$61,007	$48,601

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	2nd Quarter 2013	3rd Quarter 2013	4th Quarter 2013	1st Quarter 2014	2nd Quarter 2014
Selected Operational Data (4):
Offshore drilling rigs (1)	255	251	262	266	277
U.S. onshore drilling rigs	261	250	266	284	266
Strategic initiatives (2)	291	265	253	262	298
Other sites (3)	331	330	346	381	391

Total	1,138	1,096	1,127	1,193	1,232

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels and international land rigs
(3)	Includes completion sites, man-camps, remote offices and supply bases
(4)	Excludes sites acquired from Inmarsat’s Enterprise Energy business unit

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(in thousands)
Eastern Hemisphere:
Revenue	$39,842	$38,022	$31,185	$77,864	$59,800
Cost of revenue	19,204	18,693	13,607	37,897	26,806

Gross Profit (non-GAAP measure)	20,638	19,329	17,578	39,967	32,994

Gross Profit margin	51.8%	50.8%	56.4%	51.3%	55.2%
Depreciation and amortization	3,353	2,723	2,122	6,076	4,065
Selling, general and administrative	3,783	2,984	4,614	6,767	8,137

Operating income	$13,502	$13,622	$10,842	$27,124	$20,792

Adjusted EBITDA (non-GAAP measure)	$17,187	$16,691	$13,446	$33,878	$26,079

Adjusted EBITDA margin	43.1%	43.9%	43.1%	43.5%	43.6%
Western Hemisphere:
Revenue	$30,053	$21,408	$13,141	$51,461	$25,556
Cost of revenue	16,572	12,672	6,149	29,244	11,430

Gross Profit (non-GAAP measure)	13,481	8,736	6,992	22,217	14,126

Gross Profit margin	44.9%	40.8%	53.2%	43.2%	55.3%
Depreciation and amortization	2,682	2,763	1,848	5,445	3,642
Selling, general and administrative	4,039	2,289	2,090	6,328	3,767

Operating income	$6,760	$3,684	$3,054	$10,444	$6,717

Adjusted EBITDA (non-GAAP measure)	$9,564	$6,580	$4,855	$16,144	$10,272

Adjusted EBITDA margin	31.8%	30.7%	36.9%	31.4%	40.2%
Telecoms Systems Integration:
Revenue	$10,761	$15,613	$7,003	$26,374	$18,791
Cost of revenue	7,466	12,942	4,703	20,408	14,034

Gross Profit (non-GAAP measure)	3,295	2,671	2,300	5,966	4,757

Gross Profit margin	30.6%	17.1%	32.8%	22.6%	25.3%
Depreciation and amortization	954	1,055	1,075	2,009	2,160
Selling, general and administrative	843	653	284	1,496	414

Operating income	$1,498	$963	$941	$2,461	$2,183

Adjusted EBITDA (non-GAAP measure)	$2,391	$2,011	$2,016	$4,402	$4,343

Adjusted EBITDA margin	22.2%	12.9%	28.8%	16.7%	23.1%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net